As filed with the Securities and Exchange Commission on August 19, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

NETWORK EQUIPMENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2904044
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6900 Paseo Padre Parkway

Fremont, California  94555

(510) 713-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________

2008 EQUITY INCENTIVE PLAN

(Full title of the plan)

________________

C. Nicholas Keating, Jr.

President and Chief Executive Officer

Network Equipment Technologies, Inc.

6900 Paseo Padre Parkway

Fremont, California 94555-3660

(510) 713-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________

Copy to:

Timothy G. Hoxie, Esq.

Heller Ehrman LLP

333 Bush Street

San Francisco, California 94104

(415) 772-6000

________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	6,503,155 (3)	$3.555	$23,118,716.03	$908.57

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on August 18, 2008.

(3)

Includes 1,200,000 shares initially authorized under the 2008 Plan and 5,303,155 additional shares that may become issuable under the 2008 Plan upon cancellation of outstanding awards under prior plans (the now-expired 1993 Stock Option Plan and 1997 Stock Option Program).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents, which have been filed by Network Equipment Technologies, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 28, 2008 filed with the Commission on May 29, 2008;

(b)

The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2008 filed with the Commission on August 6, 2008;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on April 30, 2008, May 5, 2008, June 6, 2008, July 28, 2008 and July 29, 2008 (other than reports or portions of reports furnished but not filed pursuant to Commission rules); and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 filed with the Commission on May 8, 1989 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6.

Indemnification of Directors and Officers

The Registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware. The Registrant’s Restated Certificate of Incorporation eliminates the liability of its directors for breach of fiduciary duty to the maximum extent permitted by the General Corporation Law. The Registrant’s Bylaws further provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

See also the undertakings set out in response to Item 9.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

Exhibit Number		Description of Exhibit
4.1		Registrant’s Certificate of Incorporation
4.2	(1)	Registrant’s Bylaws
5.1		Opinion and Consent of Heller Ehrman LLP
23.1		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2		Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)
24.1		Power of Attorney (included on the signature pages of this Registration Statement)
99.1	(2)	2008 Equity Incentive Plan

(1)

Previously filed with the Commission in the Current Report on Form 8-K (Commission File No. 001-10255), filed on October 30, 2007.

(2)

Previously filed with the Commission in the Proxy Statement (Commission File No. 001-10255), filed on June 24, 2008.

Item 9.

Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California, on this 18th day of August, 2008.

NETWORK EQUIPMENT TECHNOLOGIES, INC.

By:	/s/ C. Nicholas Keating, Jr.
C. Nicholas Keating, Jr. President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Network Equipment Technologies, Inc., a Delaware corporation, do hereby constitute and appoint C. Nicholas Keating, Jr. and John F. McGrath, Jr., and each of them individually, the lawful attorneys-in-fact and agents, each with full power of substitution or re-substitution, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ C. Nicholas Keating, Jr.	President, Chief Executive Officer and Director	August 18, 2008
C. Nicholas Keating, Jr.
/s/ John F. McGrath, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2008
John F. McGrath, Jr.
/s/ Dixon R. Doll	Chairman of the Board	August 18, 2008
Dixon R. Doll
/s/ Frederick D. D’Alessio	Director	August 18, 2008
Frederick D. D’Alessio
/s/ David R. Laube	Director	August 18, 2008
David R. Laube

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Registrant’s Certificate of Incorporation
5.1	Opinion and Consent of Heller Ehrman LLP
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm